Royce Low-Priced Stock Fund

IMMEDIATE ACTION REQUIRED

ADJOURNMENT OF SHAREHOLDER MEETING

Dear Shareholder:

Over the last several weeks, we have sent multiple sets of proxy materials to you concerning the proposed reorganization of Royce Low-Priced Stock Fund (the “Fund”) into Royce Micro-Cap Fund. The Special Meeting of Shareholders of the Fund was opened on May 28, 2019 but was adjourned to provide more time for the Fund to achieve the required quorum. As of May 24, 2019, approximately 89.4% of the Fund shares represented by proxy delivered to the Fund have authorized a vote in favor of the proposed reorganization.

The Special Meeting will reconvene on Thursday June 27, 2019, at 11:00 a.m. at the offices of the Fund, 745 Fifth Avenue, New York, New York 10151. This letter is being sent to you because you held shares in the Fund on the record date and we have not yet received your vote.

THE BOARD OF TRUSTEES FOR THE FUND RECOMMENDS THAT
YOU VOTE "FOR" THE PROPOSAL

YOUR VOTE IS VERY IMPORTANT

VOTING NOW HELPS MINIMIZE PROXY COSTS, AVOIDS UNNECESSARY
COMMUNICATIONS AND ELIMINATES PHONE CALLS TO SHAREHOLDERS

Please vote using one of the following options:

1.	VOTE ONLINE

Log on to the website or scan the QR code shown on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the on-screen instructions.

2.	VOTE BY TOUCH-TONE TELEPHONE

Call the toll-free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the recorded instructions.

A copy of the Proxy Statement and Prospectus relating to the proposed reorganization may be viewed or downloaded at the website listed on your proxy card. Please read the materials carefully. If you have any questions regarding the proposal, or need assistance with voting, you may call Computershare Fund Services, the Fund’s proxy solicitor, toll free at 1-866-209-8568.

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.

Adjournment of Special Meeting of Shareholders of Royce Low-Priced Stock Fund

May 29, 2019—The Special Meeting of Shareholders (the “Special Meeting”) of Royce Low-Priced Stock Fund (“Low-Priced Stock”) to consider the proposed reorganization of Low-Priced Stock into Royce Micro-Cap Fund (“Micro-Cap”) was opened on May 28, 2019 but was adjourned to provide more time for Low-Priced Stock to achieve the required quorum. The Special Meeting will reconvene on Thursday June 27, 2019, at 11:00 a.m. at the offices of Low-Priced Stock, 745 Fifth Avenue, New York, NY 10151. As of May 28, 2019, approximately 89.4% of the Low-Priced Stock shares represented by proxy delivered to Low-Priced Stock have authorized a vote in favor of the proposed reorganization.

Completion of the reorganization is subject to approval by Low-Priced Stock shareholders and the satisfaction of certain customary closing conditions, including the receipt of special U.S. federal income tax counsel relating to the tax-free nature of the reorganization for U.S. federal income tax purposes.

The assets and liabilities of Low-Priced Stock would be exchanged for shares of Micro-Cap as part of the reorganization, with shareholders of Low-Priced Stock becoming shareholders of Micro-Cap. No sales charges or redemption fees would be imposed in connection with the reorganization. The Micro-Cap shares to be received by Low-Priced Stock shareholders in the reorganization will be of the same class and will be equal in value to the Low-Priced Stock shares held by such shareholders immediately prior to the reorganization.

In the event you were a Low-Priced shareholder as of March 18, 2019 and have not voted yet, please vote promptly so your vote can be received prior to June 27, 2019. Your vote is important, no matter the size of your Low-Priced Stock holdings.

Please call Royce Investor Services toll-free at 1-800-221-4268 with any questions you may have about the proposed reorganization. If you need assistance voting, you may call Computershare Fund Services, Low-Priced Stock’s proxy solicitor, toll free at 1-866-209-8568. For further information on The Royce Funds, please visit our website at www.roycefunds.com.

About Royce Micro-Cap Fund

Micro-Cap seeks long-term growth of capital. Royce & Associates, LP (“Royce”), Micro-Cap’s investment adviser, normally invests at least 80% of Micro-Cap’s net assets in equity securities of micro-cap companies with market caps up to $1 billion. Royce uses multiple investment themes and offers wide exposure to micro-cap stocks by investing in companies with strong fundamentals and/or prospects selling at prices that Royce believes do not fully reflect these attributes. Royce considers companies with strong balance sheets, attractive growth prospects, and/or the potential for improvement in cash flow levels and internal rates of return, among other factors. James P. Stoeffel is Micro-Cap’s lead portfolio manager, and Portfolio Manager Brendan J. Hartman manages Micro-Cap with him.

An investor should carefully consider the investment objective, risks, fees, charges, and expenses of Micro-Cap before investing or sending money. This and other important information about The Royce Funds can be found in the Funds' prospectus. To obtain a prospectus, and information about The Royce Funds, please call (800) 221-4268 or visit www.roycefunds.com. Please read the prospectus carefully before investing. Distributor: Royce Fund Services, LLC.

Royce Low-Priced Stock Fund

Investment Class: RLPHX, 780905246

Service Class: RYLPX, 780905808

Royce Micro-Cap Fund

Investment Class: RYOTX, 780905709

Service Class: RMCFX, 780905659

Consultant Class: RYMCX, 780905774